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                                                                   EXHIBIT 10.56

[LETTER HEAD OF WESTERN DIGITAL]

October 30, 2002

Mr. Charles William Frank
62 Wheeler Ave
Irvine CA 92620-3296

Dear Bill:

This letter, when signed by you, constitutes the agreement (the "Agreement") relative to your resignation from Western Digital Corporation ("WDC") and Western Digital Technologies, Inc. ("WDT" and, collectively with WDC, the "Company"). In consideration for the covenants and releases contained herein, you and the Company agree as follows:

1. PAYMENT PERIOD. You will resign your position as Vice President and Chief Technology Officer of WDC and WTC effective Monday, September 30, 2002. Solely for purposes of the payments and benefits described herein, you will continue to be treated as if you were an employee, subject to the limitations below, until the earlier of September 30, 2003, or your death (the "Payment Period"). During the Payment Period, you shall not be an employee of WDC nor required to perform services for WDC, except pursuant to the consulting arrangement set forth in
         Section 3 of this Agreement.

2.       STOCK OPTIONS AND RESTRICTED SHARES.

         (a) During the Payment Period, any stock options previously granted to you under the Company's Employee Stock Option Plan and the Company's subsidiary's Stock Incentive Plans (collectively, the "Options") will continue to vest in accordance with their terms. At the end of the Payment Period, all of your Options will become fully vested, and you will have up to three (3) years following September 30, 2003, to exercise any or all such Options or, in the event of your death, such longer period as may be provided in the Options. A stock option summary and detailed schedule setting forth these Options, their grant dates, exercise prices, and vesting schedules is being delivered to you separately and is incorporated herein by reference.

         (b) At the end of the Payment Period all remaining unvested restricted stock (the "Restricted Shares") awarded you in December 2000 will vest.

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 2

         (c) Notwithstanding anything to the contrary in this Agreement, if you breach any of your covenants set forth in paragraphs 10, 11, 12, or 14 hereof, (i) any unexercised Options shall be deemed immediately canceled and shall no longer be exercisable, (ii) the Restricted Shares shall be deemed immediately canceled, and (iii) WDC and/or WDT shall have the right to recover any profits realized by you as a result of the exercise of Options or the sale of Restricted Shares or of shares received pursuant to the exercise of Options during the six month period prior to the date of any such breach, as determined by the Board of Directors.

3.       COMPENSATION.

         (a) You will be paid $275,000.00 in wage continuation based on your current base salary. The delivery vehicle for such wage continuation will be the Company's current bi-weekly payroll process. Notwithstanding that you will not be an employee, you agree to have tax withholding and other payroll deductions made at the present rates, subject to any changes you wish to make in accordance with Company policies.

         (b) In consideration of this Agreement, you agree to provide, if requested by the Company, up to ten (10) hours per month of consulting services related to your present areas of responsibility, which include, without limiting the generality of the foregoing, the matters in development in the Chief Technology Officer department and patent prosecution matters.

                  You shall be available for the performance of consulting services hereunder at reasonable times convenient to you. The Company acknowledges that you may have other business and personal obligations, and that your duties under this Agreement shall be scheduled in a manner to avoid a conflict with those other obligations.

4. BENEFITS. During the Payment Period you will continue to receive benefits accorded to employees generally, other than vacation accruals, and benefits accorded to you and other executives in comparable pay grades ("special benefits"), provided that such special benefits continue to be furnished to executives generally in comparable pay grades. These include:

         (a)      Your flex benefit allowance.

         (b) Employee Stock Purchase Plan (ESPP) will continue and deductions will be made from your wage continuation checks.

         (c) 401(k) participation and Western Digital employer match will continue with deductions coming from your wage continuation checks.

         (d)      Financial planning assistance of up to $7,000 per fiscal year.

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 3

         (e) Supplemental executive medical coverage of up to $5,000 per fiscal year.

         If any benefits (including special benefits) are discontinued and adjustments are made to compensation or benefits of employees generally, or of executives in comparable pay grades, in lieu of the discontinued benefits, and if such discontinuances apply to you under this Agreement, then in such instances like adjustments will be made to payments or benefits accorded to you with respect to the Payment Period. The foregoing shall include surrenders, cancellations or changes in options that accomplish a change in an option strike price for the benefit of employees or executives. No actions will be taken with respect to the moneys payable or the benefits accorded to you that are intended to affect adversely only you or other terminating employees, unless such actions are taken as a result of a material breach by you of any of your obligations under this Agreement. Should you take another position prior to the expiration of wage continuation as an employee of a company with health insurance coverages, Western Digital's health coverages stop at the end of the month in which you start to work for the other company. Your Western Digital benefits will cease sixty (60) days after September 30, 2003, month-end. You may be entitled to continued basic health insurance coverage under the Company's COBRA plan. If you so elect, this continuation will be on terms consistent with applicable federal laws and regulations. If you elect and are eligible to continue this coverage, you will be charged a monthly premium to cover the cost of providing this insurance including a small administrative fee. Our benefits administration staff will give you complete details in this regard.

5. CONFIDENTIALITY AND COMMUNICATIONS. You and the Company agree that the terms of this Agreement will be held in confidence except to the extent that disclosures may be required by government regulations or judicial process or to receive tax, legal or financial advice. References that may request information about your employment will be referred to the Vice President of Human Resources.

6. VACATION. By September 30, 2002, you will be paid all accrued and unused vacation. Although you will continue on the Company payroll through September 30, 2003, you will accrue no more vacation subsequent to September 30, 2002.

7. INCENTIVE COMPENSATION PLAN (ICP). Any distribution to which you become entitled as a result of awards under the Incentive Compensation Plan ("ICP") for the six-month period ending December 31, 2002, will be made to you in accordance with the terms of the ICP, except that you will be entitled to an amount equal to 1/2 of any amount for the period. You will not be eligible to participate in the ICP beyond that date. Calculation for the payment will be made at the end of the ICP period and paid at such time as all then-current employees.

8. OUTPLACEMENT SERVICES. The Company will provide executive outplacement assistance through Lee Hecht Harrison, Right Management Consultants, or another firm of your

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 4

         choosing to assist you in finding another position. These services may begin anytime prior to September 30, 2003. Contact the Vice President of Human Resources for assistance with these arrangements.

9.       INDEMNIFICATION AND ASSISTANCE.

         (a) If you are subjected to any claim or demand involving any action or inaction allegedly taken by you during the course of your employment or directorship with the Company, you will be entitled to all rights of indemnification that may then be available to other executive officers or directors of the Company, including, without limitation, insurance protection under any director and/or officer liability insurance coverage maintained by the Company or any subsidiary and any rights to indemnification provided by applicable law or the By-laws of the Company or any subsidiary, and the Company will, and shall cause any subsidiary to, cooperate fully with you in responding to or defending against any such claim or demand.

         (b) During the Payment Period and thereafter, you agree to make yourself available to respond to inquiries by the Company regarding management, regulatory, and legal activities of which you acquired knowledge while employed by the Company. You agree to make yourself available, without the requirement of being subpoenaed, to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during the period you were employed by the Company. You further agree to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during the period you were employed by the Company.

10. NON-COMPETITION. You acknowledge that you have in your capacity as an officer and director of the Company been given access to, and possess knowledge of, valuable proprietary and confidential information of the Company. You acknowledge that it would be impossible for you to provide work, advice, consulting, or other services to a competitor of the Company, whether as an employee, independent contractor, adviser, volunteer, director or in any other capacity, for any individual, partnership, corporation, or other business entity, without using, disclosing, evaluating or relying upon the Company's proprietary and confidential information. Accordingly, you agree that during the Payment Period and for a period of one (1) year thereafter you will not directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business or engage in any business which at the time of commencement of such services is, or is expected to be, competitive with the Company's or any of its subsidiaries' product lines or business activities, unless you obtain the prior written consent of the Company's Chief Executive Officer. This includes but is not limited to the following businesses or

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 5

         entities: (i) Maxtor Corporation; (ii) Seagate Technologies; (iii) Fujitsu Hard Drive Division; (iv) Samsung Hard Drive Division; (v) SonicBlue Corporation; (vi) IBM Hard Drive Division, and (vii) Hitachi Hard Drive Division.

         Nothing in this Agreement shall prohibit you from having any ownership or financial interest in Zetera Corporation following the closing of the asset sale transaction pursuant to that certain Asset Purchase Agreement by and between Zetera Corporation and Western Digital Technologies, Inc. (the "Asset Purchase Agreement"). The parties acknowledge that pursuant to the Asset Purchase Agreement, if and when it is executed and delivered, Zetera will acquire certain microsan technology of Western Digital Technologies, Inc. In addition, if the Asset Purchase Agreement is executed and delivered by the parties thereto, nothing in this Agreement shall prohibit you from providing work, advice, consulting or other services to any venture that acquires some or all of the microsan technology from Zetera Corporation in a transaction in compliance with the provisions of the Asset Purchase Agreement, either as an employee, independent contractor, adviser, volunteer, director or in any other capacity. Further, if the Asset Purchase Agreement is executed and delivered, the obligations you may have regarding use or disclosure of confidential information you learned about the microsan technology while employed by the Company shall be addressed by that certain Limited Release by and between you and Western Digital Technologies, Inc. to be entered into by you in connection with the Asset Purchase Agreement, and this agreement shall not supercede such Limited Release.

11. NON-SOLICITATION OF EMPLOYEES. You agree that during the Payment Period and for a period of one (1) year thereafter you will not directly or indirectly solicit any individuals to leave the Company's (or any of its subsidiaries') employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any if its subsidiaries) and its current or prospective employees.

         This Agreement shall not prohibit you, on behalf of Zetera Corporation, or Zetera Corporation itself, from employing or hiring the following named employees to work for, advise, or consult with such business venture: Tom Hanan and Tom Ludwig.

12. NON-SOLICITATION OF BUSINESS RELATIONSHIPS. You agree that during the Payment Period and for a period of one (1) year thereafter you will not induce or attempt to induce any customer, supplier, distributor, licensor, licensee or other business relation of the Company (or any of its subsidiaries) to cease doing business with the Company (or any of its subsidiaries) or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensor, licensee or other business relation and the Company (or any of its subsidiaries).

13. IRREPARABLE HARM. You agree that the Company would be irreparably harmed by any breach or threatened breach of the agreements in Paragraphs 10, 11 and 12 and that, therefore, the Company shall be entitled to an injunction prohibiting you from any breach or threatened breach of such agreements.

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 6

14. NON-DISPARAGEMENT. You and the Company agree that each shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other party, the other party's subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the other party, provided, however, that each party shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

15. CONFIDENTIAL INFORMATION. When you joined the Company you signed an agreement setting forth your obligations to the Company during and after your employment. A copy of your agreement is being delivered to you separately and is incorporated herein by reference. You understand and agree that in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning the Company's business and financial operating plans and budgets, its strategic business plans and those of its subsidiaries, and its personnel. You understand and agree it could be extremely damaging to the Company if you disclosed such information to a competitor or made it available to any other person or company. You understand and agree that such information has been divulged to you in confidence, and you understand and agree that you will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of your employment and the information and trade secrets which you have had access to during the course of your employment, you also agree that the Company would be irreparably harmed by any breach, or threatened breach of the agreements in this Paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting you from any breach or threatened breach of such agreements.

16. RELEASE OF CLAIMS. You agree that pursuant to this Agreement, the Company is providing consideration beyond the obligations owed to you by the Company or any subsidiary of the Company prior to entering this Agreement. You, on behalf of yourself and your heirs, agents, representatives, immediate family members, executors, successors, and assigns, hereby fully and forever release the Company and its agents, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns from, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against the Company arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation,

         (a) Any and all claims relating to or arising from your relationship with the Company or any subsidiary of the Company, including, but not limited to your resignation from

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 7

                  your position as Vice President and Chief Technology Officer of WDC and WDT during the Payment Period;

         (b) Any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

         (c) Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

         (d) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

         (e) Any and all claims for violation of the federal or any state constitution;

         (f) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

         (g)      Any and all claims for attorneys' fees and costs.

         You and the Company agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations arising out of or created by this Agreement.

17. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior

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                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 8

         to executing this Agreement; (b) you have seven (7) days following the execution of this Agreement by you to revoke the Agreement; and (c) this Agreement shall not be effective until the revocation period has expired. You acknowledge that under ADEA you have at least twenty-one
         (21) days under which to consider this agreement. After due consideration and consultation with your attorney, you have hereby knowingly and voluntarily waived this requirement. Any revocation should be in writing and delivered in accordance with the notice provisions of Paragraph 23 hereof by close of business on the seventh day from the date that you sign this Agreement.

18. CIVIL CODE SECTION 1542. You represent that you are not aware of any claim other than the claims that are released by this Agreement. You acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

             A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

19.      REMEDIES IN EVENT OF FUTURE DISPUTE.

         (a) Except as provided in subparagraph (b) below, in the event of any future dispute, controversy or claim between you and the Company, whether arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, your employment with the Company before and through the Payment Period, or otherwise, you and the Company will first attempt to resolve the dispute through confidential non-binding mediation to be conducted in Orange County, California by JAMS-Endispute or such other mediator as you and the Company shall mutually agree upon.

                  If the dispute is not resolved through mediation, you and the Company will submit it to final and binding confidential arbitration to be conducted in Orange County, California by JAMS/Endispute in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. If you and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. None of you, the Company or the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written

                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                          Page 9

                  consent of both of you and the Company, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. You and the Company intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

         (b) In the event that a dispute arises concerning compliance with this Agreement, either you or the Company will be entitled to obtain from a court with jurisdiction over you and the Company preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. By seeking any such relief, however, the moving party shall not be relieved of such party's obligation hereunder to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with subparagraph (a) above.

         (c) The Company shall pay the forum costs for any such arbitration. The prevailing party in any such arbitration or court proceeding shall be entitled to recover from the losing party such of his or its reasonable costs and expenses, including reasonable attorneys' fees, incurred in connection with the arbitration or court proceeding as would be recoverable had such party's claim been brought as a civil action in a court of competent jurisdiction.

20. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of your heirs, executors, administrators, or other legal representatives and their legal assigns.

21. WAIVER. A waiver by either you or the Company of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either you or the Company.

22. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement.

                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                         Page 10

         You agree and understand that you are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

23. COSTS. Except as provided in Paragraph 19 hereof, you and the Company shall each bear your own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

24. NOTICES. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

         To Western Digital:    Western Digital Corporation
                                20511 Lake Forest Drive
                                Lake Forest, CA 92630-7741
                                Attention: Vice President, Human Resources and
                                Administration

         To Mr. Frank:          62 Wheeler Ave
                                Irvine CA  92620-3296

         or in each case to such other address as you or the Company shall notify the other. Notice given by personal delivery shall be deemed given upon delivery. Notice given by mail shall be deemed given five
         (5) days following the date of mailing.

25. ENTIRE AGREEMENT. This Agreement, including its Attachments and the other agreements or plans referred to or incorporated herein, represents the entire agreement and understanding between you and the Company concerning the subject matter herein, and supersedes and replaces any and all prior agreements and understandings.

26. NO ORAL MODIFICATION. This Agreement may only be modified by a writing signed by you and the Chief Executive Officer of the Company or the Chief Legal Officer of the Company.

27. GOVERNING LAW. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

28. EFFECTIVE DATE. This Agreement is effective eight days after it has been signed by both you and the Company (the "Effective Date").

29. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of you and the Company.

30. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed by you voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full

                                                       Mr. Charles William Frank
                                                                October 30, 2002
                                                                         Page 11

         intent of releasing all claims.  You acknowledge that:

         (a)      You have read this Agreement;

         (b) You have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or that you have voluntarily declined to seek such counsel;

         (c) You understand the terms and consequences of this Agreement and of the releases it contains; and

         (d) You are fully aware of the legal and binding effect of this Agreement.

Please indicate your agreement to the above by signing below.

Very truly yours,

WESTERN DIGITAL CORPORATION

/s/ David C. Fetah
---------------------------
David C. Fetah
Vice President Human Resources and Administration

I have read and agree to all terms and conditions as outlined above.

  /s/ Charles W. Frank                             10/30/2002
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    Charles William Frank                                 Date